Exhibit 99.1

AMERICAN SPECTRUM REALTY, INC. William J. Carden, Chairman, President and CEO 713-706-6200	FOR IMMEDIATE RELEASE

AMERICAN SPECTRUM REALTY ANNOUNCES APPOINTMENT
 OF BOARD MEMBER

Houston, TX, July 8, 2011 American Spectrum Realty, Inc. (AMEX: AQQ) (“the Company”), a real estate investment, management and leasing company headquartered in Houston, Texas, announced today that its Board of Directors has appointed Mr. David Brownell Wheless to the Board to fill a vacancy.  Mr. Wheless will serve until the Company’s next annual meeting of shareholders.  The Board also appointed Mr. Wheless to the Company’s Audit Committee to fill a vacancy as well.

Mr. Wheless is a partner in NuSource Financial Group, LLP and is a Certified Public Accountant.  He holds an undergraduate degree in Economics from Rice University and has performed post graduate work at the University of Texas in Austin with a concentration in accounting.

Mr. Wheless brings accounting, financial services and executive leadership expertise to the Board.

About American Spectrum Realty, Inc.

American Spectrum Realty, Inc. is a real estate investment company that owns, through its operating partnership, interest in office, industrial, self storage, retail properties, and apartments throughout the United States.  The company has been publicly traded since 2001.  American Spectrum Realty Management, LLC is a wholly-owned subsidiary of the Company’s operating partnership that manages and leases all properties owned by American Spectrum Realty, Inc. as well as third-party clients.

ASRM provides first-class management and leasing services for over 115 office, industrial, retail, self-storage, and multi-family properties, totaling over 13 million square feet in 18 states. For more information, visit www.americanspectrum.com or call 888-315-ASRM.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate.  Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.